Exhibit 99.1

HOME SYSTEM GROUP PROVIDES 2007 FINANCIAL GUIDANCE

Management Expects to Report Revenues of $70 million and Cash Net Income of $8.3 million; Estimates Exclude Recently Announced Acquisition

LOS ANGELES, CA - May 23, 2007 -- Home System Group (OTC BB: HSYT) an international manufacturer and distributor of home appliance products to major global retailers based in Guangdong Province, today announced financial guidance for 2007.

Management expects 2007 revenues to be approximately $70 million, which would represent a 165 percent increase from the $26.4 million reported for calendar 2006. Net income is expected to increase approximately 492 percent for the year to $8.3 million from $1.4 million reported in 2006 and excludes any potential future non-cash charges related to the amortization of goodwill from prior acquisitions. The guidance management is providing today incorporates the January 31, 2007 acquisition of Oceanic Well Profit but excludes any contribution from the planned acquisition of Zhongshan City Juxian Gas Oven Co., which was announced on April 20, 2007, and is expected to close by June 30, 2007. Management has identified several other acquisitions in addition to Juxian, which if completed, are expected be accretive to both revenue and net income guidance for 2007.

“We have embarked on several operating initiatives since completing the acquisition of Oceanic Well Profit which are aimed at creating a vertically integrated company. Through these initiatives we now possess extensive manufacturing capabilities and improved economies of scale to complement our strong product distribution platform,” commented Mr. Li Wei Qiu, CEO and Chairman of Home System Group. “Looking forward, we have identified several prospective acquisition candidates that would further enhance our competitive positioning and improve our profit margins. We will continue to pursue these opportunities which we believe represent potential incremental upside to our current guidance for 2007.

About Home System Group

Headquartered in Hong Kong, China, Home System Group, through its wholly owned distributor Oceanic International (Hong Kong), Ltd. (OCIL) and Oceanic Well Profit produces and distributes home appliances, including stainless steel gas grills, residential water pumps, electronic fans, fruit processors, and other electrical appliances to retailers in the U.S., Europe and Australia. The Company became public through a reverse merger on October 4, 2006. Please visit the company website at: www.homesystemgroup.com.

Safe Harbor Statement:

Certain statements in this news release may contain forward-looking information about Home System Group’s business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual financial results may differ materially from management’s guidance depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, product development, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Home System Group undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

Investors: Michelle Zheng at Home System Group
Tel: (213)223-2277. Email: michelle@homesystemgroup.com

Matt Hayden at HC International, Inc.
Tel: (858)704-5065. Email: matt@haydenir.com